Exhibit 99.1

Vermillion Appoints Thomas McLain as President and Chief Executive Officer

AUSTIN, Texas — March 13, 2013 — Vermillion, Inc. (NASDAQ: VRML), a molecular diagnostics company focused on gynecologic cancers and women’s health, has appointed Thomas McLain as president and chief executive officer effective March 18, 2013. He succeeds Bruce Huebner, the company’s interim chief executive officer, who will remain a director of the company and assist in the transition.

McLain brings to Vermillion more than 20 years of experience in executive management and corporate governance for both public and privately held companies, with a strong record of turning companies into leading players in the medical diagnostic and biotechnology industry.

“We expect to benefit from Tom’s seasoned skills, abilities and insights as we pursue strategies that expand our product pipeline and advance the development and commercial adoption of our diagnostic tests,” said James S. Burns, Vermillion’s chairman of the board. “We look forward to Tom’s leadership in building a preeminent company in diagnostic tests that address unmet clinical needs in women’s health, particularly in ovarian and other oncological cancers. We’re also confident he will help broaden the use of our lead diagnostic test, OVA1®, which is unmatched in detecting ovarian cancer.”

“I would also like to express our sincere appreciation to Bruce Huebner for stepping up from his board duties to provide effective leadership during this transition period, and setting Vermillion on a solid course,” added Burns. “We’re looking forward to his continued contributions as a member of our board of directors and assistance with a smooth leadership transition.”

Prior to joining Vermillion, McLain served as CEO and CFO of Claro Scientific, an early-stage diagnostic company. At Claro, he brought commercial focus to the development of its broad platform technology. This included the implementation of a cost-effective research and clinical study program, executing upon a milestone-structured investor and strategic partnering program, and forming partnerships that funded and advanced the company.

Before Claro, he held various senior management positions at Nabi Biopharmaceuticals (now Biota Pharmaceuticals), a biotechnology company addressing immune system conditions. While serving as CEO, the company’s market capitalization increased from $175 million to more than $1 billion within three years. Prior to Nabi, McLain held several senior management positions of increasing responsibility over 10 years at Bausch & Lomb, a global eye care company.

McLain also previously served Eastman Chemical Company as a member of its board of directors, the audit and finance committees, and as chairman of the health, safety, environment and security committee. McLain previously served as a member of the board of the biotechnology industry association (BIO), as well as several community and business development boards. Earlier in his career, McLain served as an audit manager at Ernst & Young, LLP. He holds an MBA in Accounting and Information Systems from the University of Rochester, Simon Graduate School of Business and a BA in economics from the College of the Holy Cross.

About Vermillion

Vermillion, Inc. (NASDAQ: VRML) is dedicated to the discovery, development and commercialization of novel high-value diagnostic tests that help physicians diagnose, treat and improve outcomes for patients. Vermillion, along with its prestigious scientific collaborators, has diagnostic programs in oncology, vascular medicine and women’s health.

The company’s lead diagnostic, OVA1®, is a blood test for pre-surgical assessment of tumors for malignancy, using a unique multi-biomarker approach. In a published clinical trial, OVA1 achieved 99% sensitivity in detecting epithelial ovarian cancers (EOC). This included 96% sensitivity for stage I EOC, the earliest and most curable EOC stage, compared with 57% for the conventional biomarker CA125. In addition, OVA1 found 70% of malignancies missed by non-specialist pre-surgical assessment, and it increased detection of malignancy over ACOG guidelines from 77% to 94%. As the first protein-based, In Vitro Diagnostic Multi-Variate Index Assay (IVDMIA) cleared by the FDA, OVA1 also represents a new class of software-based diagnostics. Additional information about these published clinical trials is available on Vermillion’s website at www.vermillion.com.

Forward-Looking Statement

Certain matters discussed in this press release contain forward-looking statements that involve significant risks and uncertainties, including statements regarding Vermillion’s plans, objectives, expectations and intentions. These forward-looking statements are based on Vermillion’s current expectations. The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for such forward-looking statements. In order to comply with the terms of the safe harbor, Vermillion notes that a variety of factors could cause actual results and experience to differ materially from the anticipated results or other expectations expressed in such forward-looking statements. Factors that could cause actual results to materially differ include but are not limited to: (1) uncertainty as to Vermillion’s ability to protect and promote its proprietary technology; (2) Vermillion’s lack of a lengthy track record successfully developing and commercializing diagnostic products; (3) uncertainty as to whether Vermillion will be able to obtain any required regulatory approval of its future diagnostic products; (4) uncertainty of the size of market for its existing diagnostic tests or future diagnostic products, including the risk that its products will not be competitive with products offered by other companies, or that users will not be entitled to receive adequate reimbursement for its products from third party payors such as private insurance companies and government insurance plans; (5) uncertainty that Vermillion has sufficient cash resources to fully commercialize its tests and continue as a going concern; (6) uncertainty whether the trading in Vermillion’s stock will become significantly less liquid; and (7) other factors that might be described from time to time in Vermillion’s filings with the U.S. Securities and Exchange Commission (SEC). All information in this press release is as of the date of this report, and Vermillion expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any such statements to reflect any change in Vermillion’s expectations or any change in events, conditions or circumstances on which any such statement is based, unless required by law.

This release should be read in conjunction with the consolidated financial statements and notes thereto included in the company’s most recent reports on Form 10-K and Form 10-Q. Copies are available through the SEC’s Electronic Data Gathering Analysis and Retrieval system (EDGAR) at www.sec.gov.

Investor Relations Contact

Liolios Group, Inc.

Ron Both

Tel 1-949-574-3860

vrml@liolios.com

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